Exhibit FS.1.2

CHATTANOOGA GAS COMPANY
CONDENSED BALANCE SHEETS
(UNAUDITED)

In millions	June 30, 2003	December 31, 2002
Current assets
Cash and cash equivalents	$0.1	$0.5
Receivables (less allowance for uncollectible accounts of $0.6 million at June 30, 2003 and $0.3 million at December 31, 2002)	31.5	22.2
Inventories	10.1	12.0
Unrecovered environmental response costs – current	-	-
Unrecovered pipeline replacement program costs – current	-	-
Energy marketing and risk management assets	-	-
Other current assets	0.7	9.5
Total current assets	42.4	44.2
Investment and equity in associated companies	-	-
Property, plant and equipment
Property, plant and equipment	166.8	164.9
Less accumulated depreciation	68.9	66.9
Property, plant and equipment-net	97.9	98.0
Deferred debits and other assets
Unrecovered pipeline replacement program costs	-	-
Goodwill	-	-
Unrecovered environmental response costs	-	-
Investments in equity interests	-	-
Unrecovered postretirement benefit costs	-	-
Other	0.5	0.5
Total deferred debits and other assets	0.5	0.5
Total assets	$140.8	$142.7

Exhibit FS.1.2

CHATTANOOGA GAS COMPANY
CONDENSED BALANCE SHEETS
(UNAUDITED)

In millions	June30,2003	December31,2002
Current liabilities
Payables	$1.7	$2.1
Short-term debt	-	-
Current portion of long-term debt	-	-
Accrued pipeline replacement program costs – current	-	-
Accrued expenses	15.0	17.3
Accrued environmental response costs – current	-	-
Energy marketing and risk management liabilities	-	-
Other current liabilities	2.6	3.3
Total current liabilities	19.3	22.7
Accumulated deferred income taxes	13.9	13.4
Long-term liabilities
Accrued pipeline replacement program costs	-	-
Accrued pension obligations	(1.6)	(1.2)
Accrued postretirement benefit costs	1.3	1.5
Accrued environmental response costs	-	-
Other	-	-
Total long-term liabilities	(0.3)	0.3
Deferred credits	(2.0)	(2.0)
Capitalization
Senior and Medium-Term notes	-	-
Trust Preferred Securities	-	-
Total long-term debt	-	-
Common shareholders’ equity	109.9	108.3
Total capitalization	109.9	108.3
Total liabilities and capitalization	$140.8	$142.7